UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 16, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On April 16, 2014 we held our 2013 Annual Meeting of shareholders. As of the record date of April 2, 2014, we had 45,346,197 shares outstanding. A total of 33,698,977 shares (74.3%) were present at the meeting by proxy or in person. At the meeting, our shareholders elected Messrs. Miller, Boruff, Gower, Hannahs, Leary, Richardson, Schlumberger, and Stivers to our Board of Directors, ratified the appointment of KPMG LLP as our independent public accounting firm, approved an amendment to our 2011 Equity Compensation Plan which increased the number of shares available for grant thereunder by 5,000,000 to a total of 13,250,000 shares, approved our executive compensation disclosed in our most recent Proxy Statement on an advisory basis, and voted to hold future advisory votes on executive compensation every three years. The following table provides information on the votes cast regarding each of these proposals:

	Votes For	Votes Against or Withheld	No. of Abstentions	No. of Broker Non-Votes
Election of directors
Deloy Miller	21,776,601	11,922,376	0	0
Scott M. Boruff	21,294,345	12,404,632	0	0
Bob G. Gower	29,123,589	4,575,388	0	0
Gerald E. Hannahs, Jr.	27,490,887	6,208,090	0	0
Joseph T. Leary	29,175,959	4,523,018	0	0
William B. Richardson	29,017,208	4,681,769	0	0
Marceau N. Schlumberger	27,890,093	5,808,884	0	0
Charles M. Stivers	19,776,135	13,922,842	0	0
Ratification of KPMG LLP as our audit firm	32,851,903	833,674	13,400	0
Amendment to our 2011 Equity Compensation Plan to increase the number of shares available thereunder	18,537,465	13,792,975	1,368,537	0
Advisory Vote regarding our Executive Compensation (“Say On Pay”)	17,016,423	15,318,954	1,363,600	0
	3 years	2 years	1 year	Abstain
Advisory Vote regarding the frequency of future votes regarding our executive compensation (“Say When On Pay”)	16,141,573	758,125	9,033,248	4,539,570

Item 7.01    Regulation FD Disclosure.

On April 17, 2014, we issued a press release announcing the results of our annual shareholder meeting.

In addition, at the annual meeting of shareholders held on April 16, 2014, our Chief Operating Officer, David Hall, described certain operational details relating to specific wells and equipment in Alaska, including the following:

•
WMRU-8: We have drilled and completed the well and are planning to stimulate this well as soon as materials and equipment are available, hopefully over the next three weeks. The well was designed with an exploration leg into the Jurassic but was not completed in that formation.

•
Sabre: Although we are still in the process of compiling a cost estimate and authorization for expenditure (“AFE”), we expect that the preliminary gross cost to drill, test, and complete the first well in this prospect will be in the range of approximately $25 - 30 million.

•
Rig 36: We expect to close on the rig purchase of this rig in May 2014, and to then make improvements to it needed to drill the Sabre prospect. The estimated costs of the improvements will be approximately $8 million.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the

Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01    Other Events.

As described in Item 5.07 of this report, on April 16, 2014, Miller Energy Resources, Inc. held its 2013 Annual Meeting of the shareholders at which our shareholders elected the directors listed above. At a Board of Directors’ meeting immediately following the Shareholders’ meeting, the Board made the following committee assignments: Directors Gower, Leary, and Stivers shall serve on the Audit Committee, with Dr. Gower serving as Chairman. Directors Hannahs, Gower, Leary, and Schlumberger shall serve on the Compensation Committee, with Mr. Hannahs serving as Chairman. Directors Stivers, Hannahs, and Gower shall serve on the Nominating and Corporate Governance Committee, with Mr. Stivers serving as Chairman. In addition, the independent directors elected Dr. Gower to serve as our Lead Independent Director, who will serve in that capacity for a one-year term or until his successor is elected and qualified.

During that meeting, the Board also voted to establish a Director Emeritus Program.  Under the Director Emeritus Program, designated former directors will be permitted to attend and particulate, on a non-voting basis, in meetings of the Board and advise the Board on matters raised in those meetings.  The Board of Directors also appointed Herman Gettelfinger as Director Emeritus of the Company in recognition of his contributions during his long term as a Director and in appreciation for his loyal and dedicated service to the Company, to serve in such position, unless otherwise determined by the Board, for a one-year term.

Item 9.01    Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit No.	Description
99.1	Press release dated April 17, 2014 announcing the results of our annual shareholder meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2014	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer